EXHIBIT  5.1
LEGAL  OPINION

                            JERRY  GRUENBAUM
                     Attorney  and  Counselor  at  Law
                            152  North  Road
                    East  Windsor,  Connecticut  06088
                            (860)  627-6350
                         FAX:  (860)  627-6351



                                                           January 26, 2000

Securities  and  Exchange  Commission
450  Fifth  Avenue  N.W.
Washington,  D.C.  20549

RE:  Bactrol  Technologies,  Inc.

Gentlemen:

     Please be advised that, I have reached the following conclusions regarding the above offering:

     1. Bactrol Technologies, Inc. (the "Company") is a duly and legally organized and existing New York state corporation, with its registered office located in New York, New York and its principal place of business located in Hollywood, Florida. The Articles of Incorporation and corporate registration fees were submitted to the New York Secretary of State's office and filed with the office on June 26, 2000. The Company's existence and form is valid and legal pursuant to the representation above.

     2. The Company is a fully and duly incorporated New York corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, By Laws, and amendments thereto, nor subsequent resolutions change the non-assessment characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of New York, and when such stock was issued it was fully paid for and non-assessable. The common stock to be sold under this Form SB-2 Registration Statement is likewise legal under the laws of the State of New York.

     3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquiries from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

     4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the shareholders upon voluntary or involuntary liquidation of the Company.

                                     Securities  and  Exchange  Commission
                                     RE:  Bactrol  Technologies,  Inc.
                                     January  26,  2000
                                     Page  2


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     5.   The directors and officers of the Company  are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reason-ably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of his being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

     6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

     7. By director's resolution, the Company has authorized the issuance of up to 3,000,000 shares of Common Stock.

     The Company's Articles of Incorporation presently provide the authority to the Company to issue 50,000,000 shares of Common Stock, $0.0001 par value. Therefore, a Board of Director's Resolution which authorized the issuance for sale of up to 3,000,000 of Common Stock, would be within the authority of the Company's directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

                                     Yours  truly,

                                     /s/  Jerry Gruenbaum, Esq.
                                     --------------------------
                                     Jerry  Gruenbaum,  Esq.


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